Exhibit 4.9

CONFIDENTIAL

MILLENDO THERAPEUTICS SAS

FIRST AMENDMENT TO

SHAREHOLDERS AND OPTION AGREEMENT

This First Amendment to the Shareholders and Option Agreement (the “Amendment”), dated as of September 28, 2018 is by and between MILLENDO THERAPEUTICS, INC., a Delaware corporation(together with its successors or assigns that hold Shares, the “Majority Shareholder”), and OTONNALE SAS, a French société par actions simplifiée, whose registered office is located at 15  Chemin du Saquin, Espace Europen, Bät G, 69130 Ecully, France, registered under number 539 195 438 with the Lyon Trade and Companies Register (together with its successors or assigns that hold Shares, the “Minority Shareholder”), in the presence of MILLENDO THERAPEUTICS SAS (formerly known as ALIZÉ PHARMA SAS), a French société par actions simplifiée with a share capital of EUR 220,950, whose registered office is located at Espace européen - 15, Chemin du Saquin, 69130 Ecully, registered at the Lyon Trade and Companies register under number 497 575 621 (the “Company”). Each of the Majority Shareholder and the Minority Shareholder are sometimes referred to herein as a “Shareholder” and, collectively, as the “Shareholders”.  The Company and the Shareholders are sometimes referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, the Parties have entered into a Shareholders and Option Agreement, dated as of December 19, 2017 (the “Original Agreement”).

WHEREAS, pursuant to Section 6(k) of the Original Agreement, the Original Agreement may be amended by the written agreement of each Party.

NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.1                               Definitions. Capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Original Agreement.

1.2                               Amendments to the Original Agreement. As of the Effective Date (defined below), the Original Agreement is hereby amended or modified as follows:

1.2.1                     The following definitions of “Contribution Agreement” appearing in Section 7 of the Original Agreement is hereby deleted in their entirety and replaced with the following:

(a)                                 “Contribution Agreement” means that Share Sale and Contribution Agreement by and among the Majority Shareholder, the Company, the shareholders of the Company listed therein, the Manager (as defined therein), the Contributing Holder Representative (as defined therein) and Eumedix (as defined therein) originally dated as of December 19, 2017, and as may be amended from time to time.

1.2.2                     Section 4.4(a) of the Original Agreement is hereby amended by inserting immediately following the words “before the Otonnale Closing pursuant to the Majority Shareholder Certificate of Incorporation.” the words “Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the Majority Shareholder Capital Stock issuable upon exercise of the Put Option pursuant to Section 4.1 or the Call Option pursuant to Section 4.2 (or 4.3, as applicable), the Minority Shareholder shall be entitled to receive, upon exercise of such option, the number and kind of securities and property that Minority Shareholder would have received if such exercise had been made immediately before such reclassification, exchange, substitution or other event.  Such an event shall include any automatic conversion and/or exchange of the Majority Shareholder Capital Stock pursuant to a merger of the Majority Shareholder with and into another Person or the acquisition of the Majority Shareholder by another Person.”

1.3                               This Amendment will become effective on the date first written above (the “Effective Date”). Except as expressly provided in this Amendment, all of the terms and provisions of the Original Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Original Agreement or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party. On and after the Effective Date, each reference in the Original Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or similar words will mean and be a reference to the Original Agreement as amended by this Amendment.

1.4                               Miscellaneous.

1.4.1                     This Amendment is governed by and construed in accordance with, the laws of France, excluding its conflict of laws provisions.

1.4.2                     This Amendment shall inure to the benefit of and be binding upon each of the Parties and each of their respective successors and assigns.

1.4.3                     The headings in this Amendment are for reference only and do not affect the interpretation of this Amendment.

1.4.4                     This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement.

1.4.5                     This Amendment constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

COMPANY

MILLENDO THERAPEUTICS SAS represented by MILLENDO THERAPEUTICS INC., itself represented by Ms. Julia C. Owens

By:	/s/ Julia C. Owens
Name:	Julia C. Owens

MAJORITY SHAREHOLDER

MILLENDO THERAPEUTICS INC.

By:	/s/ Julia C. Owens
Name:	Julia C. Owens
Title:	President and CEO

MINORITY SHAREHOLDER

OTONNALE SAS
represented by Mr. Gilles Alberici

By:	/s/ Gilles Alberici
Name:	Gilles Alberici

Signature Page to First Amendment to Shareholders and Option Agreement